Exhibit 5.1

Spidi & Fisch, PC ATTORNEYS AT LAW 1227 25th street, N.W. Suite 200 West Washington, D.C. 20037 (202) 434-4660 Facsimile: (202) 434-4661

May 2, 2014

Board of Directors
Norwood Financial Corp.
717 Main Street
Honesdale, Pennsylvania  18431

RE:         Registration Statement on Form S-8:
Norwood Financial Corp. 2014 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to Norwood Financial Corp., a Pennsylvania corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the issuance of up to 250,000 shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”) pursuant to options and restricted awards granted under the Company’s 2014 Equity Incentive Plan (the “Plan”) as more fully described in the Registration Statement.  You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued in accordance with the terms of the Plan will be validly issued, fully paid, and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the Pennsylvania Business Corporation Law and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Spidi & Fisch, PC

Spidi & Fisch, PC